Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-99176 and 333-40967 of Finlay Enterprises, Inc. on Form S-8 of our reports dated April 14, 2008 with respect to the financial statements and financial statement schedule and internal control over financial reporting of Finlay Enterprises, Inc., included in this Annual Report on Form 10-K of Finlay Enterprises, Inc. for the fiscal year ended February 2, 2008.

/s/ Eisner LLP

New York, New York
April 14, 2008